UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): October 4, 2010

NATURE’S CALL BRANDS, INC.
(Exact name of registrant as specified in its charter)

Nevada	333-163077	27-1269503
(State or Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

346 Lazard Avenue, Mount Royal, QC  H3R 1P3
(Address and telephone number of principal executive office)

Registrant’s telephone number, including area code:  514.337.5252

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)
[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))
[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01 Entry into a Material Definitive Agreement

On October 4, 2010, we entered into a Letter of Intent with Yale Resources Ltd., whereby Yale has agreed to grant us an option to acquire a 70% interest in its wholly owned Los Amoles property located in the municipality of Villa Hidalgo, Sonora State, Mexico, subject to the entering into of a definitive agreement.  To exercise the option, we will be required to pay cash to Yale, issue shares of common stock to Yale and fund exploration and development expenditures on the property as follows:

(a)	pay the non-refundable amount of $25,000 within 48 hours of signing the Letter of Intent;

(b)	pay an additional $25,000 and issue 200,000 shares of common stock on signing of a definitive agreement;

(c)	on or before the date which is six months after the signing of the definitive agreement, we will issue an additional 200,000 shares of common stock;

(d)
on or before the date which is twelve months after the signing of the definitive agreement, we will issue an additional 200,000 shares of common stock and fund expenditures aggregating $200,000 on the property;

(e)
on or before the date which is twenty-four months after the signing of the definitive agreement, we will issue an additional 200,000 shares of common stock and fund expenditures aggregating $300,000 on the property; and

(f)
on or before the date which is thirty-six months after the signing of the definitive agreement, we will issue an additional 200,000 shares of common stock and fund expenditures aggregating $400,000 on the property.

Item 9.01 Financial  Statements and Exhibits

(d)	Exhibits.
10.1	Letter of Intent dated October 4, 2010 with Yale Resources Ltd.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NATURE’S CALL BRANDS, INC.

Per:         /s/ Robbie Manis
Robbie Manis
President, Chief Executive Officer, Secretary,
Treasurer and Director
October 5, 2010